Contact:
Steven G. Chrust
Worlds.com
Chairman
203-409-2105
schrust@worlds.com

             WORLDS.COM INC. RAISES $1,880,000 IN PRIVATE OFFERING;
                        RENEGOTIATES CERTAIN INDEBTEDNESS


Old Greenwich, CT, January 18, 2001--Worlds.com Inc. (OTC/BB: WDDD), a provider of three-dimensional (3D) and virtual reality services on the Internet, today announced that it has consummated the final closing of a previously announced private placement and extended the maturity dates on certain of its outstanding indebtedness.

In the private placement, the Company sold 37.6 Units, each Unit consisting of a $50,000 principal amount 6% Convertible Promissory Note and Warrants to purchase 50,000 shares of common stock at a price of $50,000.00 per Unit. Aggregate gross proceeds from the private offering were $1,880,000 of which $1,345,000 was invested cash and $535,000 was through conversion of certain of the Company's existing, outstanding obligations owed to the investors.

The Company intends to use the proceeds of the offering for working capital and general business purposes for its operations.

The Company had previously reached agreements in principal to extend the maturity dates of outstanding notes in an aggregate amount of $2,023,771.60 (representing principal of $1,635,000 and accrued interest of $388,771.60), which were due and payable December 2000. The Company has been in the process of negotiating definitive agreements to finalize the extension of these notes. The Company and final creditor executed the last of these agreements on January 12, 2001. The Company has issued new notes in an aggregate principal amount of $1,391,821.60 maturing in January 2002 and given credit toward future services to be provided by the Company in the amount of $631,950 to replace the existing notes.

About Worlds.com

Worlds.com leverages its proprietary 3D, virtual reality technology to offer visitors a network of virtual, multi-user environments that have rich media graphics, text chat, voice-to-voice chat, streaming video and e-commerce. The environments are focused around entertainment interests and targeted communities such as music, sports, and general entertainment environments. In the Worlds' Avatar Gallery, visitors select an avatar (3D character), and customize it into a personal virtual representation of themselves. The avatar is used to travel in and through the various virtual environments and participate in interactive activities involving entertainment, promotions, or e- commerce. Avatars can chat with one another, dance in a nightclub, e-shop, watch video clips and participate in other activities.


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Worlds.com is headquartered in Old Greenwich, CT. For more information on
Worlds.com, please contact Gary P. Tobin at 203-409-2107.

                                      # # #


Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Compan's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (as amended) and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (as amended).